As filed with the Securities and Exchange Commission on June 11, 2026

Registration No. 333-280759

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-280759

UNDER

THE SECURITIES ACT OF 1933

KALVISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-0915291
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Crossing Boulevard

(857) 999-0075

Framingham, Massachusetts 01702

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Hess

Chairman of the Board; President; General Manager

KalVista Pharmaceuticals, Inc.

One Boston Place, Suite 4000

Boston, Massachusetts 02108

(888) 466-6505

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Zachary Blume

Ropes & Gray LLP

800 Boylston Street, Prudential Tower

Boston, MA 02199

Telephone: (617) 951-7000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”), which was previously filed by KalVista Pharmaceuticals, Inc., a Delaware corporation (“KalVista” or the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under such Registration Statement:

1.

Registration Statement on Form S-3 (File No. 333-280759) filed with the SEC on July 11, 2024, registering KalVista’s common stock or preferred stock, debt securities, warrants to purchase KalVista’s common stock, preferred stock or debt securities, and subscription rights to purchase KalVista’s common stock, preferred stock or debt securities and/or units consisting of some or all of these securities, in any combination, having an initial aggregate offering price of up to $300,000,000.

On April 29, 2026, KalVista entered into a Merger Agreement with Chiesi Farmaceutici S.p.A., an Italian società per azioni (“Chiesi”), Skyline Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Chiesi (“Purchaser”), and KalVista Pharmaceuticals Limited, a private limited company organized under the laws of England and Wales (the “Merger Agreement”).

On June 11, 2026, KalVista completed its merger with Purchaser pursuant to the terms of the Merger Agreement, whereby Purchaser merged with and into KalVista (the “Merger”), in accordance with the General Corporation Law of the State of Delaware, with KalVista continuing as the surviving corporation and as a wholly owned subsidiary of Chiesi. As a result of the Merger, KalVista has terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement.

In accordance with undertakings made by KalVista in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of the offerings, KalVista hereby removes from registration all such securities registered pursuant to the Registration Statement that remain unsold or otherwise unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and KalVista hereby terminates the effectiveness of the Registration Statement. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by KalVista pursuant to the Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to KalVista’s Current Report on Form 8-K filed with the SEC on April 29, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on June 11, 2026.

KALVISTA PHARMACEUTICALS, INC.

By:	/s/ John Hess
Name:	John Hess
Title:	Chairman of the Board; President; General Manager

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.